The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated July 16, 2019

JPMorgan Chase Financial Company LLC	July 2019

Pricing Supplement

Registration Statement Nos. 333-222672 and 333-222672-01

Dated July      , 2019

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

Contingent Income Auto-Callable Securities due July 29, 2021

Based on the Value of the Russell 1000® Value Index
Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Contingent Income Auto-Callable Securities do not guarantee the payment of interest or the repayment of principal.  Instead, the securities offer the opportunity for investors to earn a contingent quarterly payment equal to at least 1.00% of the stated principal amount with respect to each determination date on which the closing level of the underlying index is greater than or equal to 78% of the initial index value, which we refer to as the downside threshold level.  However, if, on any determination date, the closing level of the underlying index is less than the downside threshold level, you will not receive any contingent quarterly payment for the related quarterly period.  In addition, if the closing level of the underlying index is greater than or equal to the initial index value on any determination date (other than the first and final determination dates), the securities will be automatically redeemed for an amount per security equal to the stated principal amount plus the contingent quarterly payment with respect to that determination date.  If the securities have not been automatically redeemed prior to maturity and the final index value is greater than or equal to the downside threshold level, the payment at maturity due on the securities will be the stated principal amount and the contingent quarterly payment with respect to the final determination date.  If, however, the securities have not been automatically redeemed prior to maturity and the final index value is less than the downside threshold level, you will be exposed to the decline in the underlying index, as compared to the initial index value, on a 1-to-1 basis and will receive a cash payment at maturity that is less than 78% of the stated principal amount of the securities and could be zero.  The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent quarterly payments and also the risk of receiving a cash payment at maturity that is significantly less than the stated principal amount of the securities and could be zero.  Accordingly, investors could lose their entire initial investment in the securities.  Investors will not participate in any appreciation of the underlying index.  The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program.  Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Underlying index:	Russell 1000® Value Index
Aggregate principal amount:	$
Early redemption:

If, on any determination date (other than the first and final determination dates), the closing level of the underlying index is greater than or equal to the initial index value, the securities will be automatically redeemed for an early redemption payment on the first contingent payment date immediately following the related determination date.  No further payments will be made on the securities once they have been redeemed.

The securities will not be redeemed early on any contingent payment date if the closing level of the underlying index is below the initial index value on the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Contingent quarterly payment:

•

If, on any determination date, the closing level of the underlying index is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of at least $10.00 (at least 1.00% of the stated principal amount) per security on the related contingent payment date.  The actual contingent quarterly payment will be provided in the pricing supplement.

•

If, on any determination date, the closing level of the underlying index is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.  It is possible that the underlying index will be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments

Determination dates:	October 24, 2019, January 24, 2020, April 24, 2020, July 24, 2020, October 26, 2020, January 25, 2021, April 26, 2021 and July 26, 2021, subject to postponement for non-trading days and certain market disruption events
Contingent payment dates:	October 29, 2019, January 29, 2020, April 29, 2020, July 29, 2020, October 29, 2020, January 28, 2021, April 29, 2021 and the maturity date, subject to postponement in the event of certain market disruption events and as described under “General Terms of the Notes — Postponement of Payment Date” in the accompanying product supplement
Payment at maturity:	• If the final index value is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	• If the final index value is less than the downside threshold level:	(i) the stated principal amount times (ii) the index performance factor. This cash payment will be less than 78% of the stated principal amount of the securities and could be zero.
Downside threshold level:	, which is equal to 78% of the initial index value
Initial index value:	The closing level of the underlying index on the pricing date
Final index value:	The closing level of the underlying index on the final determination date
Index performance factor:	final index value / initial index value
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	July , 2019 (expected to price on or about July 24, 2019)
Original issue date (settlement date):	July , 2019 (3 business days after the pricing date)
Maturity date:	July 29, 2021, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement
CUSIP/ISIN:	48132C5T6 / US48132C5T61
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$1,000.00	$15.00(2)	$980.00
		$5.00(3)
Total	$	$	$
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.

(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $15.00 per $1,000 stated principal amount security. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each $1,000 stated principal amount security

If the securities priced today and assuming a contingent quarterly payment equal to the minimum listed above, the estimated value of the securities would be approximately $962.70 per $1,000 stated principal amount security.  The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $950.00 per $1,000 stated principal amount security.  See “Additional Information about the Securities — The estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Risk Factors” beginning on page 7 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. MS-1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004523/dp87526_424b2-ms1i.pdf

Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

JPMorgan Chase Financial Company LLC
Contingent Income Auto-Callable Securities due July 29, 2021 Based on the Value of the Russell 1000® Value Index Principal at Risk Securities

Investment Summary

The Contingent Income Auto-Callable Securities due July 29, 2021 Based on the Value of the Russell 1000® Value Index, which we refer to as the securities, do not provide for the regular payment of interest.  Instead, the securities provide an opportunity for investors to earn a contingent quarterly payment, which is an amount equal to at least $10.00 (at least 1.00% of the stated principal amount) per security, with respect to each quarterly determination date on which the closing level of the underlying index is greater than or equal to 78% of the initial index value, which we refer to as the downside threshold level.  The actual contingent quarterly payment will be provided in the pricing supplement.  The contingent quarterly payment, if any, will be payable quarterly on the relevant contingent payment date immediately following the related determination date.  However, if the closing level of the underlying index is less than the downside threshold level on any determination date, investors will receive no contingent quarterly payment for the related quarterly period.  It is possible that the closing level of the underlying index could be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments during the term of the securities.  We refer to these payments as contingent, because there is no guarantee that you will receive a payment on any contingent payment date.  Even if the underlying index was at or above the downside threshold level on some quarterly determination dates, the underlying index may fluctuate below the downside threshold level on others.

If the closing level of the underlying index is greater than or equal to the initial index value on any determination date (other than the first and final determination dates), the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to the related determination date.  If the securities have not previously been redeemed and the final index value is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date.  However, if the securities have not previously been redeemed and the final index value is less than the downside threshold level, investors will be exposed to the decline in the closing level of the underlying index, as compared to the initial index value, on a 1-to-1 basis.  Under these circumstances, the payment at maturity will be (i) the stated principal amount times (ii) the index performance factor, which will be less than 78% of the stated principal amount of the securities and could be zero.  Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of receiving few or no contingent quarterly payments over the term of the securities.  In addition, investors will not participate in any appreciation of the underlying index.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the underlying index is an “Index.”

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JPMorgan Chase Financial Company LLC
Contingent Income Auto-Callable Securities due July 29, 2021 Based on the Value of the Russell 1000® Value Index Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the regular payment of interest.  Instead, the securities offer investors an opportunity to earn a contingent quarterly payment equal to at least 1.00% of the stated principal amount with respect to each determination date on which the closing level of the underlying index is greater than or equal to 78% of the initial index value, which we refer to as the downside threshold level.  The actual contingent quarterly payment will be provided in the pricing supplement.  The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly payment, and the payment at maturity will vary depending on the final index value, as follows:

Scenario 1

On any determination date (other than the first and final determination dates), the closing level of the underlying index is greater than or equal to the initial index value.

▪

The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.

▪

Investors will not participate in any appreciation of the underlying index from the initial index value.

Scenario 2

The securities are not automatically redeemed prior to maturity, and the final index value is greater than or equal to the downside threshold level.

▪

The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.

▪

Investors will not participate in any appreciation of the underlying index from the initial index value.

Scenario 3

The securities are not automatically redeemed prior to maturity, and the final index value is less than the downside threshold level.

▪

The payment due at maturity will be (i) the stated principal amount times (ii) the index performance factor.

▪

Investors will lose some, and may lose all, of their principal in this scenario.

July 2019	Page 3

JPMorgan Chase Financial Company LLC
Contingent Income Auto-Callable Securities due July 29, 2021 Based on the Value of the Russell 1000® Value Index Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing level of the underlying index and (2) the final index value.

Diagram #1: First Determination Date

Diagram #2: Determination Dates (Other Than the First and Final Determination Dates)

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JPMorgan Chase Financial Company LLC
Contingent Income Auto-Callable Securities due July 29, 2021 Based on the Value of the Russell 1000® Value Index Principal at Risk Securities

Diagram #3: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payment upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 6.

July 2019	Page 5

JPMorgan Chase Financial Company LLC
Contingent Income Auto-Callable Securities due July 29, 2021 Based on the Value of the Russell 1000® Value Index Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical initial index value:	100.00
Hypothetical downside threshold level:	78.00, which is 78% of the hypothetical initial index value

Hypothetical contingent quarterly payment:	$10.00 (1.00% of the stated principal amount) per security

The hypothetical initial index value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual initial index value.  The actual initial index value will be the closing level of the underlying index on the pricing date and will be provided in the pricing supplement.  For historical data regarding the actual closing levels of the underlying index, please see the historical information set forth under “Russell 1000® Value Index Overview” in this pricing supplement.

In Examples 1 and 2, the closing level of the underlying index fluctuates over the term of the securities and the closing level of the underlying index is greater than or equal to the initial index value on one of the determination dates (other than the first and final determination dates).  Because the closing level of the underlying index is greater than or equal to the initial index value on one of the determination dates (other than the first and final determination dates), the securities are automatically redeemed following the relevant determination date.  In Examples 3 and 4, the closing level of the underlying index on the determination dates (other than the first and final determination dates) is less than the initial index value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Level	Contingent Quarterly Payment	Early Redemption Payment*	Hypothetical Closing Level	Contingent Quarterly Payment	Early Redemption Payment*
#1	60.00	$0	N/A	105.00	$10.00	N/A
#2	100.00	—*	$1,010.00	40.00	$0	N/A
#3	N/A	N/A	N/A	65.00	$0	N/A
#4	N/A	N/A	N/A	85.00	$10.00	N/A
#5	N/A	N/A	N/A	95.00	$10.00	N/A
#6	N/A	N/A	N/A	125.00	—*	$1,010.00
#7	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A

* The early redemption payment includes the unpaid contingent quarterly payment with respect to the determination date on which the closing level of the underlying index is greater than or equal to the initial index value and the securities are redeemed as a result.

▪	In Example 1, the securities are automatically redeemed following the second determination date as the closing level of the underlying index on the second determination date is equal to the initial index value. As the closing level of the underlying index on the first determination date is less than the downside threshold level, no contingent quarterly payment was made with respect to that date. Following the second determination date, you receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $1,000 + $10.00 = $1,010.00

In this example, the early redemption feature limits the term of your investment to approximately 6 months and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent quarterly payments.

▪	In Example 2, the securities are automatically redeemed following the sixth determination date as the closing level of the underlying index on the sixth determination date is greater than the initial index value. The securities are not redeemable on the first determination date, even though the closing level of the underlying index on the first determination date is greater than the initial index value. As the closing level of the underlying index on each of the first, fourth and fifth determination dates is greater than the downside threshold level, you receive the contingent quarterly payment of $10.00 with respect to each of those determination dates. Following the sixth determination

July 2019	Page 6

JPMorgan Chase Financial Company LLC
Contingent Income Auto-Callable Securities due July 29, 2021 Based on the Value of the Russell 1000® Value Index Principal at Risk Securities

date, you receive an early redemption payment of $1,010.00, which includes the contingent quarterly payment with respect to the sixth determination date.

In this example, the early redemption feature limits the term of your investment to approximately 18 months and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent quarterly payments.  Further, although the underlying index has appreciated by 25% from the initial index value on the sixth determination date, you only receive $1,010.00 per security upon redemption and do not benefit from this appreciation. The total payments on the securities will amount to $1,040.00 per security.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Level	Contingent Quarterly Payment	Early Redemption Payment	Hypothetical Closing Level	Contingent Quarterly Payment	Early Redemption Payment
#1	65.00	$0	N/A	55.00	$0	N/A
#2	55.00	$0	N/A	65.00	$0	N/A
#3	60.00	$0	N/A	50.00	$0	N/A
#4	65.00	$0	N/A	60.00	$0	N/A
#5	50.00	$0	N/A	45.00	$0	N/A
#6	40.00	$0	N/A	55.00	$0	N/A
#7	35.00	$0	N/A	65.00	$0	N/A
Final Determination Date	40.00	$0	N/A	78.00	—*	N/A
Payment at Maturity	$400.00			$1,010.00

* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final index value.

▪	In Example 3, the closing level of the underlying index remains below the downside threshold level throughout the term of the securities. As a result, you do not receive any contingent quarterly payment during the term of the securities and, at maturity, you are fully exposed to the decline in the closing level of the underlying index. As the final index value is less than the downside threshold level, you receive a cash payment at maturity calculated as follows:

stated principal amount × index performance factor = $1,000 ×  40.00 / 100.00 = $400.00

In this example, the payment you receive at maturity is significantly less than the stated principal amount.

▪	In Example 4, the closing level of the underlying index decreases to a final index value of 78.00. Although the final index value is less than the initial index value, because the final index value is still not less than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$1,000 + $10.00 = $1,010.00

In this example, although the final index value represents a 22% decline from the initial index value, you receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $1,010.00 per security at maturity.

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term or until early redemption.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

July 2019	Page 7

JPMorgan Chase Financial Company LLC
Contingent Income Auto-Callable Securities due July 29, 2021 Based on the Value of the Russell 1000® Value Index Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying product supplement and the accompanying underlying supplement.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final index value is less than the downside threshold level, you will be exposed to the decline in the closing level of the underlying index, as compared to the initial index value, on a 1-to-1 basis and you will receive for each security that you hold at maturity a cash payment equal to the stated principal amount times the index performance factor. In this case, your payment at maturity will be less than 78% of the stated principal amount and could be zero.

▪	You will not receive any contingent quarterly payment for any quarterly period if the closing level of the underlying index on the relevant determination date is less than the downside threshold level. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest. Instead, a contingent quarterly payment will be made with respect to a quarterly period only if the closing level of the underlying index on the relevant determination date is greater than or equal to the downside threshold level. If the closing level of the underlying index is below the downside threshold level on any determination date, you will not receive a contingent quarterly payment for the relevant quarterly period. It is possible that the closing level of the underlying index could be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments. If you do not earn sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on one of our conventional debt securities of comparable maturity.

▪	The contingent quarterly payment is based solely on the closing levels of the underlying index on the specified determination dates. Whether the contingent quarterly payment will be made with respect to a determination date will be based on the closing level of the underlying index on that determination date. As a result, you will not know whether you will receive the contingent quarterly payment until the related determination date. Moreover, because the contingent quarterly payment is based solely on the closing level of the underlying index on a specific determination date, if that closing level is less than the downside threshold level, you will not receive any contingent quarterly payment with respect to that determination date, even if the closing level of the underlying index was higher on other days during the term of the securities.

▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the securities. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.

▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the securities. If these affiliates do not make payments to us and we fail to make payments on the securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

▪	Investors will not participate in any appreciation of the underlying index. Investors will not participate in any appreciation of the underlying index from the initial index value, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the closing level of the underlying index is greater than or equal to the downside threshold level, if any.

▪	The investment strategy represented by the underlying index may not be successful. The underlying index measures the capitalization-weighted performance of the stocks included in the Russell 1000® Index that are determined by the sponsor of the underlying index to be value oriented, with lower price-to-book ratios and lower

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JPMorgan Chase Financial Company LLC
Contingent Income Auto-Callable Securities due July 29, 2021 Based on the Value of the Russell 1000® Value Index Principal at Risk Securities

forecasted growth values.  Stocks that are considered to be value oriented may have lower growth potential than other securities, which may cause the level of the underlying index to decrease over the term of the securities.  Accordingly, the investment strategy represented by the underlying index may not be successful, and your investment in the securities may result in a loss.  An investment in the securities may also provide a return that is less than an investment linked to the Russell 1000® Index as a whole.

▪	Early redemption risk. The term of your investment in the securities may be limited to as short as approximately six months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly payments and may be forced to reinvest in a lower interest rate environment and you may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as the estimated value of the securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial index value, the downside threshold level and the final index value and whether the closing level of the underlying index on any determination date is greater than or equal to the initial index value or is below the downside threshold level. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payment to you at maturity or whether the securities are redeemed early.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities.  It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities. The estimated value of the securities is only an estimate determined by reference to several factors. The original issue price of the securities will exceed the estimated value of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.

▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates. The estimated value of the securities is determined by reference to internal pricing models of our affiliates. This estimated value of the securities is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than the estimated value of the securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the Securities — The estimated value of the securities” in this document.

▪	The estimated value of the securities is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the securities. The use of an internal funding rate and any

July 2019	Page 9

JPMorgan Chase Financial Company LLC
Contingent Income Auto-Callable Securities due July 29, 2021 Based on the Value of the Russell 1000® Value Index Principal at Risk Securities

potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities.  See “Additional Information about the Securities — The estimated value of the securities” in this document.

▪	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).

▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions and the structuring fee, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.  See “— Secondary trading may be limited” below.

▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing level of the underlying index, including:

o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

o	customary bid-ask spreads for similarly sized trades;

o	our internal secondary market funding rates for structured debt issuances;

o	the actual and expected volatility of the underlying index;

o	the time to maturity of the securities;

o	whether the closing level of the underlying index has been, or is expected to be, less than the downside threshold level on any determination date and whether the final index value is expected to be less than the downside threshold level;

o	the likelihood of an early redemption being triggered;

o	the dividend rates on the equity securities included in the underlying index;

o	interest and yield rates in the market generally; and

o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

▪	Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or its component stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪	Adjustments to the underlying index could adversely affect the value of the securities. The underlying index publisher of may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable

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to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, as a result, the downside threshold level, which is the level at or above which the underlying index must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative performance of the underlying index at maturity. Additionally, these hedging or trading activities during the term of the securities could potentially affect the level of the underlying index on the determination dates and, accordingly, whether investors will receive one or more contingent quarterly payments, whether the securities are automatically redeemed prior to maturity and, if the securities are not redeemed prior to maturity, the payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.

▪	The final terms and valuation of the securities will be provided in the pricing supplement. The final terms of the securities will be provided in the pricing supplement. In particular, each of the estimated value of the securities and the contingent quarterly payment will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the securities based on the minimums for the estimated value of the securities and the contingent quarterly payment.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax treatment of the securities, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the securities as prepaid forward contracts with associated contingent coupons, as described in “Additional Information about the Securities — Additional Provisions — Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could be materially affected. Although the U.S. federal income tax treatment of contingent quarterly payments (including any contingent quarterly payments paid in connection with an early redemption or at maturity) is uncertain, in determining our reporting responsibilities we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat any contingent quarterly payments as ordinary income. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Consideration.  The U.S. federal income tax treatment of contingent quarterly payments is uncertain, and although we believe it is reasonable to take a position that contingent quarterly payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). In the event of any withholding, we will not be required to pay any additional amounts with respect

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to amounts so withheld.  If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities in light of your particular circumstances.

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Russell 1000® Value Index Overview

The Russell 1000® Value Index measures the capitalization-weighted price performance of the stocks included in the Russell 1000® Index that are determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted growth values.  For additional information about the Russell 1000® Value Index, see the information set forth in Annex A in this pricing supplement.

Information as of market close on July 15, 2019:

Bloomberg Ticker Symbol:	RLV	52 Week High (on 7/12/2019):	1,275.444
Current Closing Level:	1,273.395	52 Week Low (on 12/24/2018):	1,033.208
52 Weeks Ago (on 7/16/2018):	1,210.379

The table below sets forth the published high and low closing levels, as well as end-of-period closing levels, of the underlying index for each quarter in the period from January 1, 2014 through July 15, 2019.  The closing level of the underlying index on July 15, 2019 was 1,273.395. The associated graph shows the closing levels of the underlying index for each day in the same period.  We obtained the closing level information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the level of the underlying index at any time, including on the determination dates.  The payment of dividends on the stocks that constitute the underlying index are not reflected in its closing level and, therefore, have no effect on the calculation of any payment on the securities.

Russell 1000® Value Index	High	Low	Period End
2014
First Quarter	950.185	873.540	950.185
Second Quarter	997.614	923.803	993.036
Third Quarter	1,011.227	962.825	985.215
Fourth Quarter	1,043.318	930.678	1,028.263
2015
First Quarter	1,039.170	985.975	1,014.733
Second Quarter	1,042.776	1,008.205	1,009.874
Third Quarter	1,029.554	896.937	919.189
Fourth Quarter	1,005.036	919.235	964.615
2016
First Quarter	975.442	859.254	973.650
Second Quarter	1,020.172	959.514	1,011.760
Third Quarter	1,052.599	1,002.180	1,040.236
Fourth Quarter	1,119.382	1,004.337	1,102.492
2017
First Quarter	1,162.259	1,101.869	1,131.622
Second Quarter	1,150.588	1,107.693	1,139.824
Third Quarter	1,168.012	1,122.199	1,168.012
Fourth Quarter	1,228.575	1,165.117	1,222.640
2018
First Quarter	1,294.202	1,153.236	1,180.937
Second Quarter	1,216.325	1,155.400	1,187.488
Third Quarter	1,269.152	1,186.284	1,247.342
Fourth Quarter	1,254.789	1,033.208	1,093.635
2019
First Quarter	1,225.705	1,076.006	1,216.101

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Russell 1000® Value Index	High	Low	Period End
Second Quarter	1,257.119	1,172.927	1,254.679
Third Quarter (through July 15, 2019)	1,275.444	1,261.990	1,273.395

Russell 1000® Value Index Historical Performance – Daily Closing Levels* January 2, 2014 to July 15, 2019

*The dotted line in the graph indicates the hypothetical downside threshold level, equal to 78% of the closing level of the underlying index on July 15, 2019. The actual downside threshold level will be based on the closing level of the underlying index on the pricing date.

License Agreement.  The “Russell 1000® Value Index” is a trademark of FTSE Russell and has been licensed for use by JPMorgan Chase Bank, National Association and its affiliates.  For more information, see “Equity Index Descriptions — The Russell Indices — Disclaimers” in the accompanying underlying supplement.

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Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Record date:	The record date for each contingent payment date is the date one business day prior to that contingent payment date.
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following that final determination date as postponed.
Minimum ticketing size:	$1,000 / 1 security
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the securities:

The estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the securities.  The estimated value of the securities does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates.  Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the securities.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities.    For additional information, see “Risk Factors — The estimated value of the securities is derived by reference to an internal funding rate” in this document.  The value of the derivative or derivatives underlying the economic terms of the securities is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time.  See “Risk Factors — The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates” in this document.

The estimated value of the securities will be lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits, if any, realized in hedging our obligations under the securities may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  See “Risk Factors — The estimated value of the securities will be lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:	For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of two years and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by our affiliates. See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.”

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Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-I.  In determining our reporting responsibilities we intend to treat (i) the securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent quarterly payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement.  Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations.  The U.S. federal income tax treatment of contingent quarterly payments is uncertain, and although we believe it is reasonable to take a position that contingent quarterly payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).  If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities in light of your particular circumstances.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”).  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the securities.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

FATCA.  Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the securities that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the securities are recharacterized, in whole or in part, as debt instruments, or contingent quarterly payments if they are otherwise treated as FDAP Income).  If the securities are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as FDAP Income).  You should consult your tax adviser regarding the potential application of FATCA to the securities.

In the event of any withholding on the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

Supplemental use of proceeds and hedging:

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities.  See “How the Securities Work” in this document for an illustration of the risk-return profile of the securities and “Russell 1000® Value Index Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to the estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus

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(minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.
Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so.  JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management.  In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the securities will be made against payment for the securities on or about the original issue date set forth on the front cover of this document, which will be the third business day following the pricing date of the securities (this settlement cycle being referred to as “T+3”).  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade securities on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Where you can find more information:

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these securities are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•

Product supplement no. MS-1-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004523/dp87526_424b2-ms1i.pdf

•

Underlying supplement no. 1-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

•

Prospectus supplement and prospectus, each dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

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Annex A

The Russell 1000® Value Index

All information contained in this pricing supplement regarding the Russell 1000® Value Index (the “Value Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, FTSE Russell.  The Value Index is calculated, maintained and published by FTSE Russell.  FTSE Russell has no obligation to publish, and may discontinue the publication of, the Value Index.

The Value Index is reported by Bloomberg under the ticker symbol “RLV.”

The Value Index measures the capitalization-weighted price performance of the stocks included in the Russell 1000® Index (each, a “Russell 1000 Component Stock” and collectively, the “Russell 1000 Component Stocks”) that are determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted growth values.  For more information about the Russell 1000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

FTSE Russell uses a “non-linear probability” method to assign stocks to the Value Index and the Russell 1000® Growth Index, an index that measures the capitalization-weighted price performance of the Russell 1000 Component Stocks determined by FTSE Russell to be growth oriented, with higher price-to-book ratios and higher forecasted growth values.  The term “probability” is used to indicate the degree of certainty that a stock is value or growth based on its relative book-to-price (B/P) ratio, I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year).  This method allows stocks to be represented as having both growth and value characteristics, while preserving the additive nature of the indexes.

The process for assigning growth and value weights is applied separately to the Russell 1000 Component Stocks.  The Russell 1000 Component Stocks are ranked by their adjusted book-to-price ratio (B/P), their I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year).  These rankings are converted to standardized units, where the value variable represents 50% of the score and the two growth variables represent the remaining 50%.  They are then combined to produce a Composite Value Score (“CVS”).

The Russell 1000 Component Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock.  In general, a stock with a lower CVS is considered growth, a stock with a higher CVS is considered value, and a stock with a CVS in the middle range is considered to have both growth and value characteristics, and are weighted proportionately in the growth and value indices.  Stocks are always fully represented by the combination of their growth and value weights (e.g., a stock that is given a 20% weight in the Value Index will have an 80% weight in the Russell 1000® Growth Index).

Stock A, in the figure below, is a security with 20% of its available shares assigned to the value index and the remaining 80% assigned to the growth index.  Hence, the sum of a stock’s market capitalization in the growth and value index will always equal its market capitalization in the Russell 1000® Index.

In the figure above, the quartile breaks are calculated such that approximately 25% of the available market capitalization lies in each quartile.  Stocks at the median are divided 50% in each of the growth and value index.  Stocks below the first quartile are 100% in the growth index.  Stocks above the third quartile are 100% in the value index.  Stocks falling between the first and third quartile breaks are in both the growth index and the value index to varying degrees, depending on how far they are above or below the median and how close they are to the first or third quartile breaks.

Roughly 70% of the available market capitalization is classified as all growth or all value.  The remaining 30% have some portion of their market value in either the Value Index or the Russell 1000® Growth Index, depending on their relative distance from the median value score.  Note that there is a small position cutoff rule.  If a stock’s weight is more than 95% in one index, its weight is increased to 100% in that index.

In an effort to mitigate unnecessary turnover, FTSE Russell implements a banding methodology at the CVS level of the growth and value style algorithm.  If a company’s CVS change from the previous year is greater than or equal to +/- 0.10 and if the company remains in the same core index (i.e., the Russell 1000® Index), then the CVS remains unchanged during the next reconstitution process.  Keeping the CVS static for these companies does not mean the probability (growth/value) will remain unchanged in all cases due to the relation of a CVS score to the overall index.  However, this banding methodology is intended to reduce turnover caused by smaller, less meaningful movements while continuing to allow the larger, more meaningful changes to occur, signaling a true change in a company’s relation to the market.

In calculating growth and value weights, stocks with missing or negative values for B/P, or missing values for I/B/E/S growth, or missing sales per share historical growth (6 years of quarterly numbers are required), are allocated by using the mean value score of the base index (the Russell 1000® Index), the Russell Global Sectors industry, subsector or sector group into which the company falls.  Each missing (or negative B/P) variable is substituted with the industry, subsector or sector group independently.  An industry must have five members or the substitution reverts to the subsector, and so forth to the sector.  In addition, a weighted value score is calculated for securities with low analyst coverage for I/B/E/S medium-term growth.  For securities with coverage by a single analyst, 2/3 of the industry, subsector, or sector group value score is weighted with 1/3 the security’s independent value score.  For those securities with coverage by two analysts, 2/3 of the independent security’s value score is used and only 1/3 of the industry, subsector, or sector group is weighted.  For those securities with at least three analysts contributing to the I/B/E/S medium-term growth, 100% of the independent security’s value score is used.

For more information about the index calculation methodology used for the Value Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.  For purposes of this pricing supplement, all references to the Russell Indices contained in the above-referenced section are deemed to include the Value Index.